NEWS RELEASE

EVEREST RE GROUP, LTD.

Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Everest Re Group Announces Estimated First Quarter 2020 Impact

From The Covid-19 Pandemic

HAMILTON, Bermuda -- (BUSINESS WIRE) – April 23, 2020 – Everest Re Group, Ltd. (“Everest” or the “Company”) announced today the estimated impact from the Covid-19 pandemic ("Pandemic”) on its first quarter 2020 results.  Everest is providing details in advance of its full quarterly earnings to be released on May 6, 2020.

“As the situation surrounding the Covid-19 pandemic continues to evolve, our thoughts are with everyone who has been impacted around the globe. Everest remains committed to supporting our clients, communities, and trading partners. These are unprecedented times, and our first priority is the safety of our employees, business partners, other stakeholders and their families. Our entire organization has been working remotely, continuing to serve our customers with the same high level of service that they have come to expect. Our capital position remains a source of strength, with high quality invested assets, significant liquidity, low financial leverage, and a low operating expense ratio. Our diversified global platform with its broad mix of products, distribution and geography is resilient.” said Everest President & CEO Juan C. Andrade.

For the first quarter of 2020, Everest expects to report the following:

1.      A combined ratio below 100% for the consolidated reinsurance and insurance operations.

Included in the above combined ratio is an incurred but not reported (“IBNR”) provision for an estimate of $150 million in pre-tax net first party losses for expected claims related to the Pandemic. The majority of the losses are expected to come from our Reinsurance Segment. This estimate is consistent with our philosophy of recognizing and reacting to expected losses on a timely basis.  As a result, this IBNR estimate is being recognized in the current quarter. Pandemic losses will be tracked separately and as an ongoing event.

2.      Net investment income of $148 million for the first quarter of 2020.

Everest notes that net investment income from limited partnerships is generally subject to a reporting lag averaging one quarter. As such, the results from these investments during the first quarter of 2020 will be reported in the second quarter 2020 net investment income.  Our balance sheet, including our investment portfolio, is well-diversified, with a focus on high quality fixed income investments. Since the start of the economic crisis, Everest has further repositioned our portfolio, moving up in fixed income credit quality and reducing equity exposure.

Risks and Uncertainties

There are significant uncertainties surrounding the ultimate number of claims and scope of loss resulting from the Pandemic. The Company’s estimates are based on best available information obtained to date from a review of relevant in-force contracts with potential exposure and estimates of reinsurance recoverables, and also from the Company’s clients and brokers. Given the uncertain and evolving nature of the Pandemic, actual ultimate losses from these events may vary materially from these current estimates. Everest anticipates this Pandemic could have a meaningful impact on revenue, as well as net and operating income in future quarters as a result of reinsurance and insurance claims due to the Pandemic and resulting macro-economic market conditions.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, pandemic, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Everest Re Group, Ltd.

Everest Re Group, Ltd. (“Everest”) is a leading global provider of reinsurance and insurance, operating for close to 50 years through subsidiaries in the U.S., Europe, Singapore, Canada, Bermuda and other territories.

Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world.

Everest common stock (NYSE:RE) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestre.com. All issuing companies may not do business in all jurisdictions.